Exhibit (d)

ADVISORY AGREEMENT

AB CORPORATE SHARES

66 Hudson Boulevard East,
New York, New York 10001

November 13, 2019 as amended January 21, 2026

ALLIANCEBERNSTEIN L.P.
66 Hudson Boulevard East,
New York, New York 10001

Dear Sirs:

AB Corporate Shares (the “Trust”), on behalf of each of its series listed on Schedule I hereto (each, a “Fund”), herewith confirms our agreement with you (the “Agreement”) as follows:

1.                  We are an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). We are currently authorized to issue separate classes of shares and our Trustees are authorized to reclassify and issue any unissued shares to any number of additional classes or series each having its own investment objective, policies and restrictions, all as more fully described in the prospectus and the statement of additional information constituting parts of our Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the Act (the “Registration Statement”). We propose to engage in the business of investing and reinvesting the assets of each Fund in securities (the “portfolio assets”) of the type and in accordance with the limitations specified in our Agreement and Declaration of Trust (“Declaration of Trust”), Bylaws and Registration Statement, and any representations made in our prospectus and statement of additional information, all in such manner and to such extent as may from time to time be authorized by our Trustees. We enclose copies of the documents listed above and will from time to time furnish you with any amendments thereof.

2.                  (a) We hereby employ you to manage the investment and reinvestment of the portfolio assets as above specified and, without limiting the generality of the foregoing, to provide the management and other services specified below.

(b)               You will make decisions with respect to all purchases and sales of the portfolio assets. To carry out such decisions, you are hereby authorized, as our agent and attorney-in-fact, for our account and at our risk and in our name, to place orders for the investment and reinvestment of the portfolio assets. In all purchases, sales and other transactions in the portfolio assets, you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as we might or could do with respect to such

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purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(c)               You will report to our Trustees at each meeting thereof all changes in the portfolio assets since the prior report and will also keep us in touch with important developments affecting the portfolio assets and on your own initiative will furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual issuers whose securities are included in the portfolio assets, the industries in which they engage, or the conditions prevailing in the economy generally. You will also furnish us with such statistical and analytical information with respect to the portfolio assets as you may believe appropriate or as we reasonably may request. In making such purchases and sales of the portfolio assets, you will bear in mind the policies set from time to time by our Trustees as well as the limitations imposed by our Declaration of Trust and in our Registration Statement, in each case as amended from time to time, the limitations in the Act and of the Internal Revenue Code of 1986, as amended, in respect of regulated investment companies and the investment objectives, policies and practices, including restrictions, applicable to each of our Funds.

(d)               It is understood that you will from time to time employ or associate with yourselves such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder, the cost of performance of such duties to be borne and paid by you. No obligation may be incurred on our behalf in any such respect. During the continuance of this Agreement and at our request, you will provide to us persons satisfactory to our Trustees to serve as our officers. You or your affiliates will also provide persons, who may be our officers, to render such clerical, accounting and other services to us as we may from time to time reasonably request of you. Such personnel may be employees of you or your affiliates. Nothing contained herein shall be construed to restrict our right to hire our own employees or to contract for services to be performed by third parties. Furthermore, you or your affiliates shall furnish us without charge with such management supervision and assistance and such office facilities as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject. You or your affiliates shall also be responsible for the payment of any expenses incurred in promoting the sale of our shares.

3.                  During the term of this Agreement, you will pay all expenses you incur in connection with your obligations under this Agreement, except any expenses that are paid by a party other than us under the terms of any other agreement to which we are a party or a third-party beneficiary. You assume and shall pay for maintaining your staff and personnel and shall, at your own expense, provide the equipment, office space and facilities necessary to perform your obligations under this Agreement.

(a)               You shall also be responsible for and hereby assume the obligation for payment of all of our expenses that might otherwise be required to be included as “other expenses” of the Fund for purposes of Item 3 of Form N-1A (other than expenses described in paragraph (b) of this Section 3), including, without limitation, the following expenses:

(1)               Expenses of our independent public accountants;

(2)               Expenses of our transfer agent(s), registrar, dividend disbursing agent(s) and shareholder recordkeeping services;

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(3)               Expenses of our custodian, including any recordkeeping services provided by the custodian;

(4)               Expenses relating to obtaining quotations for calculating the value of each Fund’s net assets;

(5)               Expenses relating to the preparation of such reports and other materials as may reasonably be requested by our Trustees;

(6)               Expenses relating to the maintenance of our tax records;

(7)               Expenses, including expenses relating to the procurement of legal services, incident to meetings of our shareholders, the preparation and mailing of our prospectuses and reports to our shareholders, the filing of reports with regulatory bodies, the maintenance of our existence and qualification to do business and the registration of shares with federal and state securities authorities;

(8)               Fees and expenses of our Trustees and officers, and the fees and expenses of any legal counsel or any other persons engaged by such persons in connection with the discharge of their duties as Trustees or officers;

(9)               Costs of printing certificates representing our shares;

(10)           Our pro rata portion of the fidelity bond required by Section 17(g) of the Act or other insurance premiums; and

(11)           Association membership dues.

(b)               We shall bear, and you will not be responsible for, the following expenses:

(1)               Taxes, if any, levied against us or any of the Funds;

(2)               Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for any of the Funds;

(3)               Costs, including any interest expenses, of borrowing money and (except with respect to AllianceBernstein Corporate Income Shares) other leveraging methods;

(4)               Extraordinary expenses, including extraordinary legal expenses and expenses incurred in connection with litigation, proceedings, or other claims and/or the legal obligations of us to indemnify our trustees, officers, employees, shareholders, distributors and agents with respect thereto; and

(5)               Our organizational and offering expenses to the extent authorized by our Board of Trustees, and any other expenses that are capitalized in accordance with generally accepted accounting principles.

4.                  We shall expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking

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these services that you shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to us or to our security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

5.                  You shall receive no compensation from us for your services hereunder. We understand and agree, however, that you and your affiliates expect to receive compensation from third parties in connection with your provision of services hereunder.

6.                  This Agreement (i) shall become effective on the date hereof (except with respect to AB Municipal Income Shares C and AB Municipal Income Shares N, in which case this Agreement shall become effective on February 1, 2026) and shall remain in effect for a term of one year from the date hereof, and (ii) continue in effect thereafter with respect to a Fund only so long as its continuance with respect to that Fund is specifically approved at least annually by our Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of such Fund, and, in either case, by a vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of our Trustees who are not parties to this Agreement or interested persons, as defined in the Act, of any party to this Agreement (other than as our Trustees), and provided further, however, that if the continuation of this Agreement is not approved as to a Fund, you may continue to render to such Fund the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder. Upon the effectiveness of this Agreement, it shall supersede all previous agreements between us covering the subject matter hereof. This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of such Fund, or by a vote of our Trustees on 60 days’ written notice to you, or by you with respect to any Fund on 60 days’ written notice to us.

7.                  This Agreement shall not be amended as to any Fund unless such amendment is approved by vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of our Trustees who are not parties to this Agreement or interested persons, as defined in the Act, of any party to this Agreement (other than as our Trustees), and, if required by law, by vote of a majority of the outstanding voting securities (as defined in the Act) of such Fund. Shareholders of a Fund not affected by any such amendment shall have no right to participate in any such vote.

8.                  As to any particular Fund, this Agreement may not be assigned by you and, as to such Fund, this Agreement shall terminate automatically in the event of any assignment by you. The term “assignment” as used in this paragraph shall have the meaning ascribed thereto by the Act and any regulations or interpretations of the Commission thereunder.

9.                  (a) Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees, or any of the officers or directors of AllianceBernstein Corporation, your general partner, who may also be a Trustee, officer or employee of ours, or persons otherwise affiliated with us (within the meaning of the Act), to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or

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dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

(b)               You will notify us of any change in the general partners of your partnership within a reasonable time after such change.

10.              If you cease to act as our investment adviser, or, in any event, if you so request in writing, we agree to take all necessary action to change our name to a name not including the terms “Alliance” or “Bernstein.” You may from time to time make available without charge to us for our use such marks or symbols owned by you, including marks or symbols containing the term “Alliance” or “Bernstein” or any variation thereof, as you may consider appropriate. Any such marks or symbols so made available will remain your property and you shall have the right, upon notice in writing, to require us to cease the use of such mark or symbol at any time.

11.              This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

12.              A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each of the respective Funds.

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If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

AB CORPORATE SHARES By: /s/ Stephen J. Laffey Name: Stephen J. Laffey Title: Assistant Secretary

Agreed to and accepted as of November 13, 2019 as amended January 21, 2026 ALLIANCEBERNSTEIN L.P. By: /s/ Nancy E. Hay Name: Nancy E. Hay Title: Assistant Secretary

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SCHEDULE I

Fund

AB Corporate Income Shares

AB Impact Municipal Income Shares

AB Municipal Income Shares

AB Tax-Aware Real Return Income Shares

AB Taxable Multi-Sector Income Shares

AB Municipal Income Shares C

AB Municipal Income Shares N